Exhibit 99.1

Horizon Offshore Provides Update Regarding
Recapitalization and Refinancing of Indebtedness

HOUSTON, February 18, 2005 -- Horizon Offshore, Inc. (Nasdaq:HOFF) announced that it has amended its EXIM guaranteed revolving credit facility, agented by Southwest Bank of Texas, N.A. (Southwest Bank), to further extend its maturity date to February 28, 2005. The amendment requires that the Company prepay $3.2 million under the facility by February 22, 2005. Future collections on foreign receivables will pay down the outstanding $4.8 million under the EXIM guaranteed facility. The Company had earlier extended the January 21, 2005 maturity date to February 11, 2005 and again to February 18, 2005.

The Company continues to work with a prospective lender to refinance, through a term loan and revolving credit facility, the debt outstanding under its Southwest Bank EXIM guaranteed facility and The CIT Group/Equipment Finance, Inc. facilities. The Company is also continuing to work with its subordinated note holders to complete this proposed refinancing and proceed with its previously announced equity recapitalization through equity offerings and/or consensual debt for equity exchanges with its subordinated note holders.

This press release and the amended loan agreement referenced in this press release will be filed on a current report on Form 8-K with the Securities and Exchange Commission. Horizon encourages you to read the current report and the amended loan agreements attached as exhibits thereto in their entirety.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure and to refinance its credit facilities; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Iroquois, Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should'', "expects'', "believes'', "anticipates'', "may'', "could'', etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630